As filed with the Securities and Exchange Commission on June 1, 2016

Registration No. 333-147087

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OUTERWALL INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3156448
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 114th Avenue S.E.

Bellevue, Washington 98004

(Address of principal executive offices, including zip code)

COINSTAR, INC.

1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(Full title of the plan)

Erik E. Prusch

Chief Executive Officer

Outerwall Inc.

1800 114th Avenue S.E.

Bellevue, Washington 98004

(425) 943-8000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jens M. Fischer

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 filed by the Registrant on November 1, 2007 (File No. 333-147087) (the “Registration Statement”) is being filed for the purpose of deregistering 189,587 shares of the Registrant’s Common Stock that were originally registered for issuance under the Registrant’s 1997 Amended and Restated Equity Incentive Plan (the “Prior Plan”).

On June 1, 2011, the stockholders of the Registrant approved the Registrant’s 2011 Incentive Plan (the “Plan”) and, in connection therewith, no further awards will be made under the Prior Plan. The Plan provides that shares subject to outstanding awards under the Prior Plan on June 1, 2011 that cease thereafter to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares) become available for issuance under the Plan. In December 2011, the Registrant deregistered 105,636 shares from the Registration Statement that, as of November 25, 2011, had ceased to be subject to awards under the Prior Plan and had become available for issuance under the Plan. As of May 23, 2016, an additional 189,587 shares had ceased to be subject to awards under the Prior Plan and had become available for issuance under the Plan (the “Carryover Shares”). Accordingly, the Registrant hereby deregisters the Carryover Shares from the Registration Statement, which shares have not and will not be issued under the Prior Plan, but which instead are available for issuance under the Plan. The Registration Statement will remain in effect to cover potential issuances of shares pursuant to the terms of outstanding awards thereunder. If any shares subject to those outstanding awards under the Prior Plan subsequently become available for issuance under the Plan, one or more future post-effective amendments to the Registration Statement will be filed to deregister such shares under the Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 2 to the Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the Carryover Shares for issuance pursuant to the Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 8. EXHIBITS

Exhibit No.	Description

24.1	Power of Attorney (see signature page)

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 1st day of June, 2016.

OUTERWALL INC.

/s/ Erik E. Prusch
By:	Erik E. Prusch
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Erik E. Prusch and Donald R. Rench, or either of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to the Registration Statement or this Post-Effective Amendment No. 2 to the Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 1st day of June, 2016.

Signature	Title

/s/ Erik E. Prusch Erik E. Prusch	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Galen C. Smith Galen C. Smith	Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey W. Kist Jeffrey W. Kist	Interim Chief Accounting Officer (Principal Accounting Officer)

/s/ Nelson C. Chan Nelson C. Chan	Chair of the Board

/s/ Jeffrey J. Brown Jeffrey J. Brown	Director

/s/ Nora M. Denzel Nora M. Denzel	Director

/s/ David M. Eskenazy David M. Eskenazy	Director

/s/ Ross G. Landsbaum Ross G. Landsbaum	Director

/s/ Robert D. Sznewajs Robert D. Sznewajs	Director

/s/ Ronald B. Woodard Ronald B. Woodard	Director

INDEX TO EXHIBITS

Exhibit No.	Description

24.1	Power of Attorney (see signature page)